Morgan, Lewis & Bockius LLP
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September 28, 2005



The Nevis Fund, Inc.
1119 St. Paul Street
Baltimore, MD 21202

Re: Opinion of Counsel regarding Post-Effective Amendment No. 9 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-47467)
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Ladies and Gentlemen:

We have acted as counsel to The Nevis Fund, Inc., a Maryland corporation (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the Fund's shares of capital stock, par value $.01 per share (collectively, the "Shares") of the Fund. This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 9 to the Registration Statement (the "Amendment") to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

         (a) a certificate of the State of Maryland as to the existence of the Fund, which is duly authorized and validly existing under the laws of the State of Maryland;

         (b) the Articles of Amendment and Restatement of the Fund and all amendments and supplements thereto (the "Articles");

         (c) a certificate executed by James Ndiaye, the Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Articles, and Amended and Restated By-Laws (the "By-Laws"), and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares; and

         (d)      a printer's proof of the Amendment.

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In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,


/s/ Morgan, Lewis & Bockius, LLP